SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 18, 2002

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513)792-9292

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

LCA-Vision Inc. issued a press release announcing documented two-year clinical outcomes at the Company's wholly-owned LasikPlus centers using the Bausch & Lomb Technolas 217 laser.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press Release dated March 18, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: March 18, 2002	By: /s/ Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
LCA-Vision, Inc.	Lippert/Heilshorn & Associates, Inc.
Stephen N. Joffe, Chairman and CEO	Bruce Voss (bvoss@lhai.com)
Alan H. Buckey, CFO	(310) 691-7100
(513) 792-9292	Kim Sutton Golodetz (kgolodetz@lhai.com)
www.lasikplus.com	(212) 838-3777
www.lhai.com

FOR IMMEDIATE RELEASE

LCA-VISION REPORTS TWO-YEAR UNPRECEDENTED OUTCOMES USING

BAUSCH & LOMB TECHNOLAS 217 LASERS

Bausch & Lomb Technology Now Featured at All LasikPlus Facilities

CINCINNATI (March 18, 2002) - LCA-Vision Inc. (NASDAQ NM: LCAV), the leading U.S.-based provider of value-priced laser vision correction services, today announced documented two-year clinical outcomes at the Company's wholly-owned LasikPlus centers using the Bausch & Lomb Technolas 217 laser.  These lasers have, to date, provided a near-perfect 99.4% of treated patients with 20/40 vision or better, and 89.7% of treated patients with 20/20 vision or better.  A vision level of 20/40 is the standard for obtaining a driver's license without wearing corrective lenses in nearly all states.

LCA-Vision first installed the state-of-the-art Bausch & Lomb Technolas 217 laser in its Chicago LasikPlus facility exactly two years ago and immediately began documenting the outcomes.  The Company has since performed more than 60,000 procedures using the new technology, and now features Bausch & Lomb lasers in every LasikPlus market in the country.

LCA-Vision Chairman and CEO Stephen Joffe commented: "We are, of course, delighted by the clinical performance of the Bausch & Lomb laser and the universally superior outcomes it is providing our patients.  These excellent outcomes have led us to expand its use to 30 of our centers companywide, including 27 in the U.S."

He added:  "The importance of these results cannot be over-emphasized -- from both a patient and investor perspective.  High-quality procedure outcomes of this nature continue to be the prime driver of patient volume in our business.  Stellar outcomes add up to a continuous stream of referrals from satisfied patients – that is, powerful, positive word of mouth – which remains among the best, least costly, and most effective marketing we can get.”

LCA-Vision owns and operates 31 LasikPlus laser vision correction facilities in the U.S., plus two centers in Canada and a joint venture in Europe.

For additional information, please visit the Company's Website at www.lasikplus.com.  Individuals interested in scheduling a free vision evaluation can call the Company's patient care center at 1-888-529-2020.

#   #   #